									Exhibit 12.1
PUGET ENERGY
STATEMENT SETTING FORTH COMPUTATIONS OF RATIOS OF
EARNINGS TO FIXED CHARGES
(Dollars in Thousands)

	Years Ended December 31,
	2008		2007		2006		2005		2004
Earnings Available For Fixed Charges:
Pre-tax income:
Income from continuing operations before income taxes	$214,835		$257,258		$259,710		$232,323		$199,331
AFUDC - equity	(2,627)		(1,351)		(7,978)		(3,800)		(2,796)
AFUDC - debt	(8,610)		(12,614)		(15,874)		(9,493)		(5,420)
Total	$203,598		$243,293		$235,858		$219,030		$191,115
Fixed charges:
Interest expense	$202,582		$217,823		$184,013		$174,682		$172,050
Other interest	2,627		1,351		7,978		3,800		2,796
Portion of rentals representative of the interest factor	11,775		9,199		9,151		5,234		5,424
Total	$216,984		$228,373		$201,142		$183,716		$180,270
Earnings available for combined fixed charges	$420,582		$471,666		$437,000		$402,746		$371,385
Ratio of Earnings to Fixed Charges	1.94	x	2.07	x	2.17	x	2.19	x	2.06	x

PUGET ENERGY
STATEMENT SETTING FORTH COMPUTATIONS OF RATIOS OF
EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
(Dollars in Thousands)

	Years Ended December 31,
	2008		2007		2006		2005		2004
Earnings Available for Combined Fixed Charges and
Preferred Dividend Requirements:
Pre-tax income:
Income from continuing operations before income taxes	$214,835		$257,258		$259,710		$232,323		$199,331
AFUDC - equity	(2,627)		(1,351)		(7,978)		(3,800)		(2,796)
AFUDC - debt	(8,610)		(12,614)		(15,874)		(9,493)		(5,420)
Total	$203,598		$243,293		$235,858		$219,030		$191,115
Fixed charges:
Interest expense	$202,582		$217,823		$184,013		$174,682		$172,050
Other interest	2,627		1,351		7,978		3,800		2,796
Portion of rentals representative of the interest factor	11,775		9,199		9,151		5,234		5,424
Total	$216,984		$228,373		$201,142		$183,716		$180,270
Earnings Available for Combined Fixed Charges and
Preferred Dividend Requirements	$420,582		$471,666		$437,000		$402,746		$371,385
Dividend Requirement:
Fixed charges above	$216,984		$228,373		$201,142		$183,716		$180,270
Preferred dividend requirements below	-		-		-		-		-
Total	$216,984		$228,373		$201,142		$183,716		$180,270
Ratio of Earnings to Combined Fixed Charges and
Preferred Dividends Requirement	1.94	x	2.07	x	2.17	x	2.19	x	2.06	x

Computation of Preferred Dividend Requirements:
(a) Income from continuing operations before income taxes	$214,835		$257,258		$259,710		$232,323		$199,331
(b) Net income before extraordinary items	$154,929		$184,676		$167,224		$146,282		$125,411
(c) Ratio of (a) to (b)	1.3867		1.3930		1.5531		1.5882		1.5894
(d) Preferred dividends	$-		$-		$-		$-		$-
Preferred dividend requirements [(d) multiplied by (c)]	$-		$-		$-		$-		$-